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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-16255 and 333-25685 on Form S-3 and 333-16253, 333-27015, 333-68155, 333-
46772, 333-77145 and 333-77149 on Form S-8 of PG&E Corporation and Registration Statements No. 33-64136, 33-50707, 33-62488 and 33-61959 on Form
S-3 of Pacific Gas and Electric Company of our reports dated April 6, 2001 (which express an unqualified opinion and include an explanatory paragraph relating to items discussed in Notes 2 and 3 of the notes to the consolidated financial statements), appearing in and incorporated by reference in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2000.

DELOITTE & TOUCHE LLP

San Francisco, California
April 11, 2001